Exhibit 99.2

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Third Quarter Ended October 1, 2011

LaBarge Integration on Track – Record Backlog of $612 Million

LOS ANGELES, California (November 7, 2011)—Ducommun Incorporated (NYSE:DCO) today reported results for its third quarter and nine months ended October 1, 2011.

Recent Highlights

•	Net sales increased 86% for the third quarter of 2011 versus the third quarter of 2010, reflecting increased sales of $83.8 million from the LaBarge, Inc. (“LaBarge”) acquisition

•	Diluted earnings per share for the third quarter of 2011 were $0.09 and, excluding merger-related expenses, were $0.34

•	Firm backlog at the end of the third quarter 2011 was approximately $611.7 million

“We are pleased to report our first full quarter of financial results that include LaBarge under the Ducommun umbrella,” said Anthony J. Reardon, president and chief executive officer. “The integration of our operations remains on track, with the combined Ducommun LaBarge Technologies benefiting from strong demand across a diverse set of end markets. In addition, Ducommun AeroStructures saw revenue grow in the third quarter by 11% year-over-year, reflecting increases in both commercial and military sales. We expect further expansion in the quarters to come along with margin improvement driven by higher operating leverage and the impact of synergies from our acquisition.”

Sales for the third quarter of 2011 increased 86% to $185.1 million, compared to $99.4 million for the third quarter of 2010, reflecting revenue of $83.8 million from the LaBarge acquisition and 2% organic growth, primarily from increased sales of products for commercial aircraft. Net income for the third quarter was $1.0 million, or $0.09 per diluted share, compared to net income of $5.8 million, or $0.55 per diluted share, for the comparable period last year. Excluding pre-tax acquisition-related expenses (including cost of sales relating to the write-up of LaBarge inventory) of $3.9 million, or $0.25 per diluted share, net income was $3.7 million, or $0.34 per diluted share, in the third quarter of 2011. During the quarter, the Company generated $3.7 million of cash flow from operations, excluding $9.7 million of acquisition-related costs.

SG&A expenses in the third quarter of 2011 increased by $10.9 million from the comparable period last year. This increase resulted from SG&A expenses of $11.3 million from the newly acquired LaBarge organization, including approximately $2.7 million of acquisition-related expenses and $1.9 million of amortization of intangibles.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the third quarter of 2011 of $75.1 million, compared to $67.6 million in 2010, representing an increase of 11%. The higher sales were primarily the result of increased shipments of commercial aerospace and military products. Operating income for the third quarter of 2011 was $6.5 million, or 8.7% of revenue, compared to $6.7 million, or 9.9% of revenue, for the prior-year period. Operating income was negatively impacted in 2011 by a higher proportion of sales of lower margin products.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the third quarter of 2011 of $110.0 million, compared to $31.8 million in 2010. The primary reason for the substantial increase was $83.8 million in sales from the LaBarge acquisition. Operating income for the third quarter of 2011 was $7.3 million, or 6.6% of revenue, compared to $3.1 million, or 9.8% of revenue, for the prior-year period. Excluding pre-tax acquisition-related expenses (including cost of sales relating to the write-up of LaBarge inventory) of $3.6 million, DLT operating income was $10.9 million, or 9.9% of sales.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses represent the portion of SG&A expenses that are not identifiable or allocated to the DAS and DLT segments. CG&A expenses for the third quarter of 2011 were $4.1 million, as compared to $3.6 million in the third quarter of 2010. Excluding acquisition-related expenses of

$0.3 million, CG&A expenses were $3.8 million, or 2.1% of sales in the third quarter of 2011, compared to 3.6% of sales in the prior-year period.

Year-to-Date Results

Sales for the first nine months of 2011 increased 28% to $392.7 million, compared to $306.6 million for the first nine months of 2010, reflecting revenue of $84.7 million from the LaBarge acquisition as well as an increase in sales of products for commercial aircraft. Net income for the first nine months of 2011 was $0.9 million, or $0.09 per diluted share, compared to net income of $15.6 million, or $1.48 per diluted share, for the comparable period last year. Excluding pre-tax acquisition-related expenses (including cost of sales relating to the write-up of LaBarge inventory) of $15.3 million, or $1.05 per diluted share, net income was $12.1 million, or $1.13 per diluted share in the first nine months of 2011. During the first nine months of 2011, the Company used $10.8 million of cash flow from operations, excluding $18.1 million of acquisition-related costs.

SG&A expenses in the first nine months of 2011 rose by $22.8 million from the comparable period last year. This increase resulted from SG&A expenses of $11.8 million from the newly acquired LaBarge organization, along with $11.8 million of acquisition-related expenses at Corporate, partially offset by $0.8 million reduction in other expenses.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the first nine months of 2011 of $223.9 million, compared to $206.0 million in 2010, an increase of 9%. The higher sales were primarily the result of increased shipments of commercial aerospace and military products. Operating income for the first nine months of 2011 was $22.4 million, or 10.0% of sales, compared to $23.3 million, or 11.3% of sales, in the prior-year period. Operating income was negatively impacted in 2011 by a higher proportion of sales of lower margin products.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the first nine months of 2011 of $168.8 million, compared to $100.7 million in 2010. The primary reason for the increase was $84.7 million in sales from the LaBarge acquisition. Operating income for the first nine months of 2011 was $12.1 million, or 7.2% of sales, compared to $8.9 million, or 8.9% of sales, in the prior-year period. Excluding pre-tax acquisition-related expenses (including cost of sales relating to the write-up of LaBarge inventory) of $3.6 million year-to-date, DLT operating income was $15.7 million, or 9.3% of sales.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first nine months of 2011 were $23.2 million compared to $10.1 million in the prior-year period. Excluding acquisition-related expenses of $11.8 million, CG&A expenses in the first nine months of 2011 were $11.4 million, or 2.9% of sales, compared to 3.3% of sales in 2010.

“We couldn’t be happier with the LaBarge acquisition and how it has bolstered our technology profile, market position, and growth outlook,” Mr. Reardon continued. “Given our solid position on key platforms and programs, and in light of our positive outlook on the commercial aerospace market, Ducommun is on sound footing to post stronger operating performance going forward. We are now able to offer more sophisticated electronic and structural assemblies to our customers – providing access to a pipeline of new, attractive opportunities. With our diversified military business and commercial markets expanding, we remain focused on increasing margins and driving cash flow to pay down debt. Ducommun is clearly aligned with its shareholders in looking to enhance financial results in 2012 and beyond.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held on Tuesday, November 8, 2011 at 10:00 AM PT (1:00 PM ET) to review these financial results. To participate in the teleconference, please call 800-706-7745 (international 617-614-3472) approximately ten minutes prior to the conference time stated above. The participant passcode is 15105099. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 89506569.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units: Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President and Chief Financial Officer		Investor Relations
(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	October 1, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$19,376	$10,268
Accounts receivable	97,429	47,949
Unbilled receivables	5,670	3,856
Inventories	168,161	72,597
Production cost of contracts	16,672	16,889
Deferred income taxes	11,119	5,085
Other current assets	18,588	4,748

Total Current Assets	337,015	161,392
Property and Equipment, Net	99,122	59,461
Goodwill	216,314	100,442
Intangibles	190,740	21,992
Other Assets	17,638	2,165

	$860,829	$345,452

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,961	$187
Accounts payable	59,708	39,925
Accrued liabilities	59,271	31,174

Total Current Liabilities	120,940	71,286
Long-Term Debt, Less Current Portion	390,773	3,093
Deferred Income Taxes	81,437	7,691
Other Long-Term Liabilities	10,688	9,197

Total Liabilities	603,838	91,267

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	106
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	64,368	61,684
Retained earnings	197,542	197,421
Accumulated other comprehensive loss	(3,102)	(3,102)

Total Shareholders’ Equity	256,991	254,185

	$860,829	$345,452

See accompanying notes to consolidated financial statements.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Sales and Service Revenues:
Product sales	$178,485	$89,473	$370,763	$274,155
Service revenues	6,595	9,970	21,913	32,481

Net Sales	185,080	99,443	392,676	306,636

Operating Costs and Expenses:
Cost of product sales	145,560	72,041	301,941	219,708
Cost of service revenues	5,331	7,465	17,134	25,330
Selling, general and administrative expenses	24,557	13,705	62,303	39,484

Total Operating Costs and Expenses	175,448	93,211	381,378	284,522

Operating (Loss)/Income	9,632	6,232	11,298	22,114
Interest Expense, Net	(8,256)	(544)	(10,047)	(1,692)

(Loss)/Income Before Taxes	1,376	5,688	1,251	20,422
Income Tax Expense, Net	(415)	85	(340)	(4,773)

Net (Loss)/Income	$961	$5,773	$911	$15,649

(Loss)/Earnings Per Share:
Basic (loss)/earnings per share	$0.09	$0.55	$0.09	$1.49
Diluted (loss)/earnings per share	$0.09	$0.55	$0.09	$1.48
Weighted Average Number of Common Shares Outstanding:
Basic	10,539	10,499	10,534	10,483
Diluted	10,631	10,583	10,658	10,564

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(In thousands, except per share amounts)

(Unaudited)

	(In thousands)
	Three Months		% Change	Nine Months		% Change
	October 1, 2011	October 2, 2010		October 1, 2011	October 2, 2010
Net Sales:
Ducommun AeroStructures	$75,076	$67,634	11.0%	$223,890	$205,982	8.7%
Ducommun LaBarge Technologies	110,004	31,809	245.8%	168,786	100,654	67.7%

Total Net Sales	$185,080	$99,443	86.1%	$392,676	$306,636	28.1%

Segment Operating Income (1)
Ducommun AeroStructures	$6,503	$6,725		$22,414	$23,343
Ducommun LaBarge Technologies	7,287	3,120		12,129	8,912

	13,790	9,845		34,543	32,255
Corporate General and Administrative Expenses (2)	(4,158)	(3,613)		(23,245)	(10,141)

Total Operating Income	$9,632	$6,232		$11,298	$22,114

EBITDA (1)
Ducommun AeroStructures
Operating Income	$6,503	$6,725		$22,414	$23,343
Depreciation and Amortization	2,681	2,243		7,710	7,110

	9,184	8,968		30,124	30,453
Ducommun LaBarge Technologies
Operating Income	7,285	3,120		12,129	8,912
Depreciation and Amortization	4,745	983		6,725	2,902

	12,030	4,103		18,854	11,814
Corporate General and Administrative Expenses (2)(3)
Operating Loss	(4,156)	(3,613)		(23,245)	(10,141)
Depreciation and Amortization	29	4		37	58
Non-Cash Stock-Based Compensation	888	652		2,352	1,621

	(3,239)	(2,957)		(20,856)	(8,462)

EBITDA	$17,975	$10,114		$28,122	$33,805

Adjusted EBITDA
Inventory step-up writeoff (3)	1,178	—		1,178	—
Merger-related transaction expenses (4)	308	—		11,785	—
Merger-related change-in-control compensation expenses (5)	2,374	—		2,374	—

	3,860	—		15,337	—

Adjusted EBITDA	$21,835	$10,114		$43,459	$33,805

Capital Expenditures:
Ducommun AeroStructures	$2,838	$734		$6,972	$3,363
Ducommun LaBarge Technologies	2,494	532		3,970	1,622
Corporate Administration	50	9		244	69

Total Capital Expenditures	$5,382	$1,275		$11,186	$5,054

(1)	Before certain allocated corporate overhead.
(2)	Includes approximately $0.3 million and $11.8 million of merger-related transaction expenses in the three months 2011 and nine months 2011, respectively, related to the LaBarge acquisition.
(3)	Certain expenses, previously incurred by the operating units, are now included in the corporate general and administrative expenses as a result of the Company’s organizational changes.
(4)	Includes investment banking, accounting, legal, tax and valuation expenses as a direct result of the LaBarge acquisition.
(5)	Merger-related transaction costs resulting from a change-in-control provision for certain LaBarge key executives and employees arising in connection with the LaBarge acquisition.